EXECUTION COPY

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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                      TRAVEL SERVICES INTERNATIONAL, INC.,

                              THE CRUISE LINE, INC.

                                       AND

                            THE SELLERS NAMED HEREIN

                           DATED AS OF MARCH 31, 1998

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
                                TABLE OF CONTENTS

                                                                        PAGE NO.
                                                                        --------

ARTICLE I             PURCHASE OF CAPITAL STOCK..............................1

1.1           Purchase and Sale of Capital Stock.............................1


ARTICLE II            PURCHASE PRICE.........................................2

2.1           Purchase Price.................................................2


ARTICLE III           REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
                      THE SELLERS............................................2

3.1           Organization, Qualification, etc...............................2
3.2           Subsidiaries...................................................2
3.3           Capital Stock..................................................2
3.4           Corporate Record Books.........................................3
3.5           Title to Stock.................................................3
3.6           Options and Rights.............................................3
3.7           Authorization, Etc.............................................3
3.8           No Violation...................................................3
3.9           Financial Statements...........................................4
3.10          Accounts Payable; Accounts Receivable; Customer Deposits.......4
3.11          Employees;  Independent Contractors............................4
3.12          Contracts......................................................5
3.13          Title and Related Matters......................................7
3.14          Litigation.....................................................8
3.15          Tax Matters....................................................8
3.16          Compliance with Law and Applicable Government and
              other Regulations..............................................9
3.17          ERISA and Related Matters......................................9
3.18          Intellectual Property.........................................10
3.19          Environmental Matters.........................................11
3.20          Dealings with Affiliates......................................12
3.21          Banking Arrangements..........................................12
3.22          Insurance.....................................................13
3.23          Consents......................................................13
3.24          Brokerage.....................................................13
3.25          Improper and Other Payments...................................13
3.26          Disclosure....................................................13
3.27          Significant Suppliers.........................................13
3.28          Financial Condition at Closing................................13
3.29          Absence of Certain Changes....................................14

                                      -i-
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ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.......14

4.1           Corporate Organization, etc...................................14
4.2           Authorization, Etc............................................15
4.3           No Violation..................................................15
4.4           Governmental Authorities......................................15
4.5           No Brokers....................................................15
4.6           Securities Act................................................15


ARTICLE V             OTHER AGREEMENTS......................................16

5.1           Further Assurances............................................16
5.2           Agreement to Defend...........................................16
5.3           Consents......................................................16
5.4           Employment Agreements.........................................16
5.5           Public Announcements..........................................16
5.6           Deliveries After Closing......................................17
5.7           Non-Competition Covenant......................................17
5.8           338(h)(10) Election...........................................18
5.9           Access to Company Records.....................................18
5.10          SABRE/ARC Agreement...........................................19
5.11          Prior Agreements..............................................19


ARTICLE VI            CLOSING...............................................19

6.1           Closing.......................................................19
6.2           Closing Deliveries............................................19


ARTICLE VII           SURVIVAL OF TERMS; INDEMNIFICATION....................20

7.1           Survival......................................................20
7.2           Indemnification by the Company and the Seller.................21
7.3           Indemnification by the Purchaser..............................21
7.4           Deductible....................................................22
7.5           Maximum Liability.............................................22
7.6           Third-Party Claims............................................22


ARTICLE VIII          MISCELLANEOUS PROVISIONS..............................23

8.1           Amendment and Modification....................................23
8.2           Entire Agreement..............................................23
8.3           Certain Definitions...........................................23
8.4           Notices.......................................................25
8.5           Exhibits and Schedules........................................26
8.6           Assignment....................................................26

                                      -ii-

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8.7           Governing Law.................................................26
8.8           Consent to Jurisdiction; Service of Process...................26
8.9           Injunctive Relief.............................................27
8.10          Headings......................................................27
8.11          Pronouns and Plurals..........................................27
8.12          Dealings in Good Faith; Commercially Reasonable Efforts.......27
8.13          Binding Effect................................................27
8.14          Delays or Omissions...........................................27
8.15          Exclusivity of Remedies.......................................28
8.16          Severability..................................................28
8.17          Expenses......................................................28
8.18          Attorneys' Fees...............................................28
8.19          Counterparts..................................................28

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



                                    SCHEDULES

3.1           Jurisdictions of Qualification
3.2           Subsidiaries; Investments; Interests
3.6           Options and Rights
3.8           Violations; Third Party Consents
3.9           Undisclosed Liabilities
3.10(a)       Accounts Payable
3.10(b)       Accounts Receivable
3.10(c)       Customer Deposits
3.11          Employee Matters
3.12(a)       Contracts
3.12(b)       Consents to Contracts
3.13(b)       Exceptions to Title
3.13(c)       Real and Personal Property
3.14          Litigation
3.16(a)       Permits and Licenses
3.16(b)       Industry Affiliations and Memberships
3.17          ERISA
3.18          Intellectual Property
3.18(d)       Software
3.19          Environmental Matters
3.20          Affiliated Transactions
3.21          Banking Arrangements
3.22          Insurance
3.23          Consents; Regulatory Approvals
3.25          Improper Payments
3.28          Significant Customers and Material Plans and Commitments



                                      -iv-

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                                    EXHIBITS

3.1           The Company's Articles of Incorporation, as amended, and By-laws
3.9           Financial Statements
6.2(a)        Opinion of Company's Counsel
6.2(b)        Opinion of Purchaser's Counsel

                            STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (the "AGREEMENT"), dated as of March 31, 1998 and effective as of 12:01 a.m. April 1, 1998, by and among TRAVEL SERVICES INTERNATIONAL, INC., a Delaware corporation, or its permitted assigns ("TSI" or the "PURCHASER"), THE CRUISE LINE, INC., a Florida corporation (the "COMPANY"), and LUCY BILLINGSLEY, HENRY BILLINGSLEY, THE ANNE SUMNER BILLINGSLEY 1993 INVESTMENT TRUST, THE GEORGE HARLAN BILLINGSLEY 1993 INVESTMENT TRUST, THE LUCY PAIGE BILLINGSLEY 1993 INVESTMENT TRUST and THE TRAMMELL CROW BILLINGSLEY 1993 INVESTMENT TRUST (each a "SELLER" and collectively the "SELLERS"), who collectively hold all of the issued and outstanding shares of capital stock of the Company.

         WHEREAS, the Company is engaged in the business of providing travel services (the "Business").

         WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock of the Company;

         WHEREAS, TSI desires to purchase and acquire from the Sellers, and the Sellers desire to sell, transfer and deliver to TSI, all of the issued and outstanding shares of capital stock of the Company, upon the terms and subject to the conditions set forth herein, including an election by the Company pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986, as amended and the regulations thereunder (the "CODE");

         WHEREAS, upon the closing of the transactions contemplated by this Agreement, the Company shall be and become a wholly-owned subsidiary of TSI;

         NOW, THEREFORE, for and in consideration of the mutual benefits to be derived hereby and the premises, representations, warranties, covenants and agreements herein contained, TSI, the Company and the Sellers hereby agree, intending to be legally bound, as follows:

                                   ARTICLE I

                            PURCHASE OF CAPITAL STOCK

         1.1      PURCHASE AND SALE OF CAPITAL STOCK .

                  Subject to the terms and conditions of this Agreement, Sellers agree to sell, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase, acquire and accept delivery from Sellers, all of the issued and outstanding shares of common stock, $.01 par value per share (the "COMPANY SHARES"), of the Company owned or held by Sellers.

                                  ARTICLE II

                                 PURCHASE PRICE

         2.1 PURCHASE PRICE. Upon the sale, transfer and delivery to the Purchaser by the Sellers of the Company Shares at the Closing (as such term is defined in SECTION 6.1 hereof), and in consideration therefor, TSI shall deliver to the Sellers in the aggregate TWELVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($12,500,000.00) by cashier's check or by wire transfer of immediately available funds (the "PURCHASE PRICE").

                                 ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                                 AND THE SELLERS

         Each Seller and the Company, jointly and severally, make the following representations and warranties to the Purchaser:

         3.1 ORGANIZATION, QUALIFICATION, ETC.

             (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to carry on its business as it is now being conducted, and to own, operate and lease its properties and assets.

             (b) The Company is duly qualified or licensed to do business in good standing in the jurisdictions set forth on SCHEDULE 3.1 attached hereto, those being every jurisdiction in which the conduct of the Company's business, the ownership or lease of its properties, the proposed conduct of the Company's business, the ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified, registered or licensed and the failure to be so qualified or licensed would have a Material Adverse Effect (as defined in SECTION 8.3).

             (c) True, complete and correct copies of the Company's articles of incorporation and by-laws, as presently in effect, are attached hereto as
EXHIBIT 3.1.

         3.2 SUBSIDIARIES. Except as set forth on SCHEDULE 3.2, the Company has no Subsidiaries (as defined in SECTION 8.3) nor any investment or other interest in, or any outstanding loan or advance to or from, any Person (as defined in SECTION 8.3), including any officer, director, shareholder or Affiliate (as defined in SECTION 8.3).

         3.3 CAPITAL STOCK. As of the date hereof, the authorized capital stock of the Company consists of one hundred thousand (100,000) shares of common stock, par value $.01 per share, of which 4,000 shares are issued and outstanding and owned beneficially and of record by the Sellers. The stock record book of the Company, which shall be delivered to the Purchaser at

Closing, is complete and correct, and all requisite Federal and State documentary stamps have been affixed thereon and canceled.

         3.4 CORPORATE RECORD BOOKS. The corporate minute books of the Company have been made available to the Purchaser, are complete and correct in all material respects and contain all of the proceedings of the shareholders and directors of the Company.

         3.5 TITLE TO STOCK. All of the issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued and fully paid, nonassessable, and are owned by the Sellers free of all Liens (as defined in SECTION 8.3). Upon delivery of the Purchase Price to the Sellers at the Closing, Sellers will convey, and the Purchaser will receive the Company Shares free and clear of all Liens.

         3.6 OPTIONS AND RIGHTS. Except as set forth on SCHEDULE 3.6, there are no outstanding subscriptions, options, warrants, rights, securities, contracts, commitments, understandings or arrangements under which the Company is bound or obligated to issue any additional shares of its capital stock or rights to purchase shares of its capital stock. There are no agreements, arrangements or understandings between any Seller and/or the Company and any other Person (as defined in SECTION 8.3) regarding the shares of capital stock of the Company (or the transfer, disposition, holding or voting thereof). The Sellers do not have, or hereby waive, any preemptive or other right to acquire shares of capital stock of the Company that such Seller has or may have had on the date hereof.

         3.7 AUTHORIZATION, ETC. The Company has full power and authority and each Seller has full capacity to enter into this Agreement and the agreements contemplated hereby and perform their respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Board of Directors and shareholders of the Company and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby. Upon execution and delivery of this Agreement and the other agreements contemplated hereby by the parties hereto and thereto, this Agreement and such other agreements shall constitute the legal, valid and binding obligation of each of the Company and the Sellers, enforceable against each such party in accordance with their respective terms.

         3.8 NO VIOLATION. The execution and delivery by the Company and the Sellers of this Agreement, and any and all other agreements contemplated hereby, and the performance by the Company and the Sellers of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby by the Company and the Sellers will not, except as set forth on SCHEDULE 3.8 attached hereto, (a) conflict with or result in a breach of the terms, conditions or provisions of the articles of incorporation or by-laws of the Company, (b) constitute a default or event of default under (with due notice, lapse of time or both), result in the creation of any Lien upon the assets of the Company pursuant to, give any third party the right to accelerate any obligation under, or result in a violation of, any material Regulation (as defined in SECTION 8.3), material Order (as defined in SECTION 8.3) or material Contract (as defined in SECTION 8.3) to which the Company or any Seller is subject.

         3.9 Financial Statements. Attached as EXHIBIT 3.9 hereto are the following financial statements of the Company: (i) statement of assets and liabilities as of January 31, 1998 prepared on the accrual basis (with revenue recognized at the time a customer is no longer entitled to a refund of the full cost of the cruise)(referred to herein as the "BALANCE SHEET"), (ii) the Company's internal statements of assets and liabilities as of December 31, 1997 and as of January 31, 1998 (referred to herein as the "INTERNAL BALANCE Sheets"), and the Company's internal statement of revenues and expenses for the fiscal year ended December 31, 1997 (with revenue recognized at the time a customer travels) (referred to herein as the "INTERNAL STATEMENT OF REVENUES AND EXPENSES"). The Balance Sheet and the Internal Balance Sheets fairly present in all material respects the financial position of the Company at the date thereof and on the basis on which such statements were prepared, and the Internal Statement of Revenues and Expenses (x) reasonably reflects the results of operations for the periods therein referred to on the basis on which such statement was prepared, and (y) reasonably reflects the financial condition of the Company at the date of, and for the period covered by, such statement, on the basis on which such statements were prepared. Except as set forth on
SCHEDULE 3.9 attached hereto, the Company does not have any liability, whether accrued, absolute or contingent, of a type required to be reflected on a balance sheet or described in the notes thereto in accordance with GAAP, other than (i) liabilities which have been reflected or reserved against in the Balance Sheet and (ii) liabilities incurred in the ordinary course of business since January 31, 1998. Notwithstanding the above, as of the Closing Date, except as set forth on Schedule 3.20, the Company has no liabilities or obligations to Lawrence Fishkin or his affiliates ("Fishkin") and has no liabilities or obligations to Wyndham Jade or its affiliates.

         3.10 ACCOUNTS PAYABLE; ACCOUNTS RECEIVABLE; CUSTOMER DEPOSITS. SCHEDULE 3.10(A) sets forth a complete list of the Company's accounts payable and accrued expenses as of January 31, 1998. The accounts receivable of the Company as of January 31, 1998 are reflected on SCHEDULE 3.10(B) attached hereto are good and collectible except to the extent reserved against in the Balance Sheet (which reserves have been determined based upon actual prior experience and are consistent with prior practice). All such accounts receivable (except to the extent so reserved against) are valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions and are not subject to defenses, set-offs or counterclaims. The customer deposits of the Company as of January 31, 1998 are held as set forth on
SCHEDULE 3.10(C).

         3.11 EMPLOYEES; INDEPENDENT CONTRACTORS. The Company has delivered to TSI an accurate list (which is set forth on SCHEDULE 3.11) showing all officers, directors and key employees, key independent contractors and key consultants of the Company, listing (a) all employment agreements with such officers, directors and key employees and (b) the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons, in each case (i) as of December 31, 1997 and (ii) as of January 31, 1998. The Company has provided to TSI true, complete and correct copies of any employment agreements for persons listed on SCHEDULE 3.11. Except as set forth on SCHEDULE 3.11, the Seller is not related by blood or marriage to, or otherwise affiliated with, any person listed on SCHEDULE 3.11. Set forth on
SCHEDULE 3.11 is a list of independent contractors who act as reservation agents for the Company.

         As of the date hereof, the Company has approximately 96 employees. The Company has been since its incorporation, and currently is, in compliance with all material Federal, State and local Regulations and Orders affecting employment and employment practices of the Company (including those Regulations promulgated by the Equal Employment Opportunity Commission), including terms and conditions of employment and wages and hours. Except as set forth on SCHEDULE 3.11, (i) the Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any arrangement with any labor union, (ii) no employees of the Company are represented by any labor union or covered by any collective bargaining agreement, (iii) no campaign to establish such representation is in progress and (iv) there is no pending or, to the Company's knowledge, threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any labor interruptions since incorporation. The Company believes its relationship with employees to be good.

         3.12 CONTRACTS.

              (a) The Company has listed on SCHEDULE 3.12(A) all written or oral contracts, commitments and similar agreements over $25,000 to which the Company is a party or by which it or any of its properties are bound (including, but not limited to, contracts with significant suppliers, customers, joint venture or partnership agreements, contracts with any labor organizations and strategic alliances) in existence as of the date hereof, and in each case has delivered true, complete and correct copies of such agreements to TSI. The Company's written or oral contracts, commitments and similar agreements include, but are not limited to, the following (if any):

                  (i) pension, profit sharing, bonus, retirement, stock option, stock purchase or other plans providing for deferred or other compensation to employees or any other employee benefit plan (other than as set forth in SCHEDULE 3.17 hereto), or any Contract with any labor union;

                  (ii) employment, consultation or other compensation Contracts, which is not terminable on notice of 30 days' or less by the Company without penalty or other financial obligation;

                  (iii) Contracts containing covenants or agreements limiting the freedom of the Company or any of its employees to compete in any line of business presently conducted by the Company with any Person or to compete in any such line of business in any area;

                  (iv) Contracts with the Seller or with any affiliate or
              relative of the Seller (except for any Contract disclosed in SCHEDULE 3.12(A) pursuant to clauses (ii) or (iii) of this SECTION 3.12(A));

                  (v) Contracts relating to or providing for loans to officers, directors, employees or Affiliates;

                  (vi) Contracts under which the Company has advanced or loaned, or is obligated to advance or loan, funds to any Person;

                  (vii) Contracts relating to the incurrence, assumption or
              guarantee of any indebtedness, obligation or liability (in respect of money or funds borrowed), including letters of credit, or otherwise pledging, granting a security interest in or placing a Lien on any asset of the Company;

                  (viii) guarantees or endorsement of any obligation;

                  (ix) Contracts under which the Company is lessee of or holds or operates any property, real or personal, owned by any other party;

                  (x) Contracts pursuant to which the Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company;

                  (xi) assignments, licenses, indemnifications or Contracts with respect to any intangible property (including, without limitation, any Proprietary Rights (as defined in SECTION 8.3 hereto));

                  (xii) warranty Contracts with respect to its services rendered
              (or to be rendered);

                  (xiii) Contracts or lease for, or with, any telephone switch, long distance or toll-free telephone providers;

                  (xiv) Contracts with central reservation systems ("CRS")
              (i.e., SABRE, APOLLO, SYSTEM ONE, etc.);

                  (xv) override agreements with travel agencies, other customers or suppliers;

                  (xvi) Contracts which prohibit, restrict or limit in any way the payment of dividends or distributions by the Company;

                  (xvii) Contracts under which it has granted any Person any registration rights (including piggyback rights) with respect to any securities;

                  (xviii) Contracts for the purchase, acquisition or supply of inventory and other property and assets, whether for resale or otherwise;

                  (xix) Contracts with independent agents, brokers, dealers or distributors;

                  (xx) sales, commissions, advertising or marketing Contracts;

                  (xxi) Contracts with Persons with which, directly or
              indirectly, the Seller also has a Contract;

                  (xxii) Governmental Contracts subject to redetermination or renegotiation; or

                  (xxiii) any other Contracts which are material to the
              Company's operations or business prospects, except those which (x) were made in the ordinary course of business, and (y) are terminable on 30 days' or less notice by the Company without penalty or other financial obligation.

              (b) Except as set forth on SCHEDULE 3.12(B), no consent of any party to any Contract is required in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby.

              (c) The Company has performed in all material respects all obligations required to be performed by it and is not in default in any material respect under, or in material breach of, nor in receipt of any claim of default or breach under, any Contract listed on SCHEDULE 3.12(A); no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance under any material Contract to which the Company is subject (including without limitation all performance bonds, warranty obligations or otherwise); the Sellers do not have any knowledge of any breach or anticipated breach by the other parties to any such Contract to which the Company is a party.

         3.13 TITLE AND RELATED MATTERS.

              (a) The Company does not own any real property.

              (b) Except as set forth on SCHEDULE 3.13(B), the Company owns good and marketable title to all the personal property and assets, tangible or intangible, used in its business except as to those assets leased, all of which leases are in good standing. Except as set forth on
         SCHEDULE 3.13(B), none of the assets belonging to or held by the Company will be at the Closing Date subject to any (i) Contracts of sale or lease, or (ii) Liens, other than (i) statutory Liens not yet delinquent, (ii) such imperfections or irregularities of title, Liens, easements, charges or encumbrances as do not detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties; or do not detract from the value of such properties and assets, taken as a whole, or (iii) Liens on assets that are the subject of capital leases. Except for normal breakdowns and servicing requirements, all machinery and equipment regularly used by the Company in the conduct of its business is in good operating condition and repair, ordinary wear and tear excepted.

              (c) SCHEDULE 3.13(C) attached hereto sets forth a description of all real and personal property owned or leased by the Company as of the date hereof.

         3.14 LITIGATION. Except as set forth on SCHEDULE 3.14, there is no Claim (as defined in SECTION 8.3) pending or, to the knowledge of the Sellers and the Company, threatened against any Seller or the Company which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth on SCHEDULE 3.14, to the Company's and Sellers' knowledge, no Order is outstanding against the Company.

         3.15 TAX MATTERS.

              (a) The Company has filed all federal, state, and local tax reports, returns, information returns and other documents (collectively, the "TAX RETURNS") required to be filed with any federal, state, local or other taxing authorities (each a "TAXING AUTHORITY", collectively, the "TAXING AUTHORITIES") in respect of all relevant taxes, including without limitation income, premium, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, fuel, excess profits, occupational and interest equalization, windfall profits, severance, and other charges (including interest and penalties) (collectively, the "TAXES") and in accordance with all tax sharing agreements to which any Seller or the Company may be a party. All Taxes required to be paid for all periods prior to and including the Closing Date have been or will be paid, including any of the Company's Taxes that may be due or claimed to be due as a result of the sale of the Company Shares by the Sellers to Purchaser pursuant to this Agreement and the Section 338(h)(10) election as provided in SECTION
         5.8 hereof. All Taxes which are required to be withheld or collected by the Company have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable laws. There are no Liens for Taxes upon any property or assets of the Company except for liens for Taxes not yet due and payable. Neither any Seller nor the Company has executed a waiver of the statute of limitations on the right of the Internal Revenue Service or any other Taxing Authority to assess additional Taxes or to contest the income or loss with respect to any Tax Return.

              (b) No audit of the Company or the Company's Tax Returns by any Taxing Authority is currently pending or threatened. To the Sellers' knowledge, no material issues have been raised in any examination by any Taxing Authority with respect to the Company which reasonably could be expected to result in a proposed deficiency for any other period ending on or prior to the Closing Date which has not been so examined and closed, and there are no unresolved issues or unpaid deficiencies relating to such examinations. The items relating to the business, properties or operations of the Company on the Tax Returns filed by or on behalf of the Company for all taxable years (including the supporting schedules filed therewith), available copies of which have been supplied to the Purchaser, state accurately the information requested with respect to the Company and such information was derived from the books and records of the Company.

              (c) The Sellers shall cause the Company to file all Federal Income Tax Returns, State Income Tax Returns, Intangible Personal Property Tax Returns, Tangible

         Personal Property Tax Returns and reports with respect to Taxes which are required to be filed for Tax periods ending on or before the Closing Date (a "PRE-CLOSING TAX RETURN"), and the Sellers shall pay all Taxes due in respect of such Pre-Closing Tax Returns to the appropriate Taxing Authority; and the Sellers shall pay all costs associated with the preparation thereof.

              (d) The Company has had in effect at all times since its formation through the date hereof (and will have until the Closing Date) a valid election to be taxed under Subchapter S of the Code.

         3.16 COMPLIANCE WITH LAW AND APPLICABLE GOVERNMENT AND OTHER REGULATIONS. The Company is presently complying with all applicable Regulations and Orders except where such failure or failures would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. There are no Claims pending, nor to the knowledge of the Company are there any Claims threatened, nor has any Seller received any written notice, regarding any violations of any Regulations and Orders enforced by any Authority claiming jurisdiction over the Company, including any requirement of OSHA or any pollution and environmental control agency (including air and water).

              (a) SCHEDULE 3.16(A) attached hereto sets forth all permits, licenses, provider numbers, orders, franchises, registrations and approvals (collectively, "PERMITS") from all Federal, state, local and foreign governmental regulatory bodies held by the Company. The Permits listed on SCHEDULE 3.16(A) are the only Permits that are required for the Company to conduct its business as presently conducted, except for those the absence of which would not reasonably be expected to have a Material Adverse Effect on the Company. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any such Permit is threatened and, to the Company's and Sellers' knowledge, there is no basis for believing that such Permit will not be renewable upon expiration.

              (b) SCHEDULE 3.16(B) attached hereto sets forth all industry affiliations and membership in industry groups (e.g., International Airlines of Travel Agent Network ("IATAN"), Airline Reporting Corporation ("ARC"), etc.) of the Company. The Company is not in violation of any material Regulation, rule or requirement of such affiliations or memberships. Except as set forth on SCHEDULE 3.16(B), no consent of any such industry group is required for the Company and the Sellers to consummate the transactions contemplated by this Agreement.

         3.17 ERISA AND RELATED MATTERS.

              (a) BENEFIT PLANS; OBLIGATIONS TO EMPLOYEES. Except as set forth on SCHEDULE 3.17 attached hereto (those items on Schedule 3.17 being referred to herein as the "EMPLOYEE BENEFIT PLANS"), neither the Company, nor any ERISA Affiliate of the Company, is a party to or participates in or has any liability or contingent liability with respect to:

                  (i) any "employee welfare benefit plan" or "employee pension benefit plan" or "multi-employer plan" (as those terms are respectively defined in Sections 3(1), 3(2) and 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"));

                  (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA); or

                  (iii) any employment agreement not terminable on 30 days' or less written notice, without further liability.

              (b) The Company has maintained and administered all the Employee Benefit Plans, in all material respects, in accordance with their terms and with all material provisions of ERISA (including rules and regulations thereunder) and the Code.

              (c) There has been no violation of ERISA or the Code that would reasonably be likely to result in material liability with respect to the filing of reports, returns, and other similar documents regarding any Employee Benefit Plan with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans.

              (d) The Company has terminated its participation in the 401(k) Plan (the "PLAN") prior to the Closing and post-Closing neither the Company nor the Purchaser shall have any liability or cost associated with the Plan.

         3.18 INTELLECTUAL PROPERTY.

              (a) Except as set forth on SCHEDULE 3.18, the Company has no trade name, service mark, patent, copyright or trademark related to its business.

              (b) The Company has the right to use each Proprietary Right listed in SCHEDULE 3.18, and except as otherwise set forth therein, each of such Proprietary Rights is free and clear of all royalty obligations and Liens. There are no Claims pending, or to the knowledge of the Sellers, threatened, against the Company or any Seller that the Company's use of any of the Proprietary Rights listed on SCHEDULE 3.18 infringes the rights of any Person. The Sellers have no knowledge of any conflicting use of any of such Proprietary Rights.

              (c) The Company is not a party to any franchise, license or royalty agreement respecting any Proprietary Right listed on SCHEDULE
         3.18 and there is no conflict with the
         rights of others in respect to any Proprietary Right now used in the conduct of its business.

              (d) INTERNAL SOFTWARE APPLICATIONS.

                  (i) SOFTWARE APPLICATIONS. The current software applications used by the Company in the operation of its business are set forth and described on SCHEDULE 3.18(D) hereto (the "SOFTWARE").

                  (ii) OWNED SOFTWARE. The Company has no ownership interest in any Software used by the Company that has been designed or developed by the Company's management information or development staff or by consultants on the Company's behalf.

                  (iii) LICENSED SOFTWARE. The Software, to the extent it is licensed from any third party licensor or constitutes "off-the-shelf" software, is held by the Company legitimately and is fully transferable to the Purchaser (as the owner of the Company at and after the Closing) without any third party consent. All software used in the Company's business and installed on the Company's computer hardware has been legitimately-licensed.

                  (iv) NO ERRORS; NONCONFORMITY. The Software operates and runs in a reasonable and efficient business manner.

         3.19 19 ENVIRONMENTAL MATTERS. Except as disclosed in SCHEDULE 3.19:(a) neither the Company's business nor the operation thereof violates any applicable material Environmental Law (as defined in SECTION 8.3) and, to Company's and Sellers' knowledge, no condition or occurrence (any accident, happening or event which occurs or has occurred at any time prior to the Closing
Date) which, with notice or the passage of time or both, would be reasonably likely to constitute a violation of any Environmental Law; (b) the Company is in possession of all Environmental Permits (as defined in SECTION 8.3) required under any applicable Environmental Law for the conduct or operation of the Company's business (or any part thereof) except where the absence of such Environmental Permit would not have a Material Adverse Effect, and the Company is in material compliance with all of the requirements and limitations included in such Environmental Permits; (c) the Company has not stored or used any pollutants, contaminants or hazardous or toxic wastes, substances or materials on or at any property or facility now or previously owned, leased or operated by the Company except for inventories of chemicals which are used or to be used in the ordinary course of the Company's business (which inventories have been sorted or used in accordance with all applicable Environmental Permits and all Environmental Laws, including all so-called "Right to Know" laws); (d) the Company has not received any notice from any Authority or any private Person that the Company's business or the operation of any of its facilities is in violation of any Environmental Law or any Environmental Permit or that it is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any property or facility now or previously owned, leased or operated by the Company, or at, on or beneath any land adjacent thereto or in connection with any waste or contamination site; (e) to the Sellers' and the

Company's knowledge, the Company is not the subject of any Federal, state, local, or private Claim involving a demand for damages or other potential liability with respect to a violation of Environmental Laws or under any common law theories relating to operations or the condition of any facilities or property (including underlying groundwater) owned, leased, or operated by the Company; (f) the Company has not buried, dumped, disposed, spilled or released any pollutants, contaminants or hazardous wastes, substances or materials on, beneath or adjacent to any property or facility now or previously owned, leased or operated by the Company or any property adjacent thereto; (g) to the Sellers' and the Company's knowledge, no by-products of any manufacturing or mining process employed in the operation of the Company's business which may constitute pollutants, contaminants or hazardous or toxic wastes, substances or materials under any Environmental Law are currently stored or otherwise located on any property or facility now or previously owned, leased or operated by the Company or any property adjacent thereto; (h) to the Sellers' and the Company's knowledge, no property or facility now or previously owned, leased or operated by the Company, is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any other federal or state list of sites requiring investigation or clean-up; (i) to the Sellers' and the Company's knowledge, there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property or facility now or previously owned, leased or operated by the Company; (j) the Company has not directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any federal or state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material Claims against the Company for any remedial work, damage to natural resources or personal injury, including Claims under CERCLA; and (k) to the Sellers' and the Company's knowledge, there are no polychlorinated biphenyls, radioactive materials or friable asbestos present at any property or facility now or previously owned or leased by the Company. The Company has timely filed all material reports required to be filed with respect to all of its property and facilities and has generated and maintained all required data, documentation and records under all applicable Environmental Laws.

         3.20 DEALINGS WITH AFFILIATES. SCHEDULE 3.20 hereto sets forth a complete list, including the parties, of all oral or written agreements and arrangements to which the Company is, will be or has been a party, at any time from January 1, 1997 to the Closing Date, and to which any one or more Affiliates is also a party, to the extent that any such agreement or arrangement requires payments by any party in excess of $25,000 in the aggregate.

         3.21 BANKING ARRANGEMENTS. SCHEDULE 3.21 attached hereto sets forth the name of each bank in or with which the Company has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box, including the names of all Persons currently authorized to draw thereon or having access thereto. Except as set forth on SCHEDULE 3.21, the Company has no liability or obligation relating to funds or money borrowed by or loaned to the Company (whether under any credit facility, line of credit, loan, indenture, advance, pledge or otherwise).

         3.22 INSURANCE. SCHEDULE 3.22 attached hereto sets forth a list and brief description, including dollar amounts of coverage, of all policies of property, fire, liability, business interruption, workers' compensation and other forms of insurance held by the Company as of the date hereof. Such policies are valid, outstanding and enforceable policies, as to which premiums have been paid through and including the Closing Date. Neither the Company nor any Seller knows of any state of facts, or of the occurrence of any event which might reasonably form the basis for any claim against the Company not fully covered by insurance for liability on account of any express or implied warranty or tortious omission or commission.

         3.23 CONSENTS. SCHEDULE 3.23 attached hereto, sets forth a complete list of consents of governmental and other regulatory agencies or authorities, foreign or domestic, required to be received by or on the part of the Company and the Sellers to enable the Company or the Sellers to enter into and carry out this Agreement in all material respects. All such requisite consents have been, or prior to the Closing will have been, obtained.

         3.24 BROKERAGE. Neither the Company nor any Seller has employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from the Company or the Sellers, or from the Purchaser or its Affiliates, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

         3.25 IMPROPER AND OTHER PAYMENTS. Except as set forth on SCHEDULE
3.25 hereto, (a) neither the Company, nor any Person acting on behalf of the Company and at its direction, has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person or Authority, (b) no contributions have been made, directly or indirectly, to a domestic or foreign political party or candidate, and (c) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made.

         3.26 DISCLOSURE. Neither this Agreement nor any of the schedules or exhibits or any of the certificates delivered to the Purchaser at the Closing by or on behalf of the Sellers or the Company with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

         3.27 SIGNIFICANT SUPPLIERS. The Company has delivered to TSI an accurate list (which is set forth on SCHEDULE 3.27) of all significant suppliers, it being understood and agreed that a "significant supplier", for purposes of this SECTION 3.27, means a supplier representing 5% or more of the Company's annual revenues as of the Balance Sheet Date. Except to the extent set forth on SCHEDULE 3.27, since January 31, 1998, none of the Company's significant suppliers have canceled or substantially reduced or, to the knowledge of the Sellers, are currently threatening to cancel a contract or substantially reduce utilization of the services provided by the Company.

         3.28 FINANCIAL CONDITION AT CLOSING. At and as of Closing, the Company shall be current within contractual payment terms (but not prepaid) on all obligations, including trade, customer and supplier accounts payable and deposits, payroll, taxes, lease obligations, consulting payments and similar items.

         3.29 ABSENCE OF CERTAIN CHANGES. Since January 31, 1998, there has not been (a) any Material Adverse Change (as defined in SECTION 8.3) with respect to the Company; (b) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect, with regard to the Company's properties and business; (c) any payment by the Company to, or any notice to or acknowledgment by the Company of any amount due or owing to, the Company's carrier in connection with any liabilities under health insurance covering employees of the Company, in each case, in excess of a reserve therefor on the Balance Sheet; (d) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of any of the Company's capital stock, or any redemption or other acquisition of such capital stock by the Company; (e) any increase in the rate of compensation or in the benefits payable or to become payable by the Company to its directors, officers, employees or consultants; (f) any amendment, modification or termination of any existing, or entering into any new, Contract or plan relating to any salary, bonus, insurance, pension, health or other employee welfare or benefit plan for or with any directors, officers, employees or consultants of the Company; (g) any entry into any material Contract not in the ordinary course of business, including without limitation relating to any borrowing or capital expenditure;
(h) any disposition by the Company of any material asset or any sale, lease, or any other disposition or distribution by the Company of any of its assets or properties, except transactions in the ordinary and regular course of business;
(i) any material adverse change in the sales patterns, pricing policies, accounts receivable or accounts payable relating to the Company; (j) any write-down of the value of any inventory having an aggregate value in excess of $5,000, or write-off, as uncollectible, of any notes, trade accounts or other receivables having an aggregate value in excess of $5,000; or (k) any change by the Company in accounting methods or principles (other than changes made at the request of the Purchaser). There has not been any Material Adverse Change in the working capital of the Company from the amounts shown on the Company's Balance Sheet and the Company's stockholders' equity shall be not less than $100,000 as of the Closing.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Company and to the Sellers as follows:

         4.1 CORPORATE ORGANIZATION, ETC. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Purchaser is duly qualified or licensed to do business in good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed and the failure to be so qualified or licensed would have a Material Adverse Effect on its business.

         4.2 AUTHORIZATION, ETC. The Purchaser has full corporate power and authority to enter into this Agreement and all other agreements contemplated hereby to which Purchaser is a party, and to carry out the transactions contemplated hereby and thereby. The Board of Directors of the Purchaser has duly authorized the execution, delivery and performance of this Agreement and the other agreements and transactions contemplated hereby, and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby. Upon execution and delivery of this Agreement and the other agreements contemplated hereby by the parties hereto this Agreement and such other agreements shall constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

         4.3 NO VIOLATION. The execution, delivery and performance by the Purchaser of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, do not and will not (a) conflict with or result in a material breach of the terms, conditions or provisions of, (b) result in a violation of, or (c) require any authorization, consent, approval, exemption or other action by or notice to any Authority pursuant to, the certificate of incorporation or by-laws of the Purchaser, or any Regulation to which the Purchaser is subject, or any material Contract (other than the Credit Agreement dated as of October 15, 1997 by and between TSI and NationsBank, which will be obtained prior to the Closing) or Order to which the Purchaser or its properties are subject. The Purchaser will comply with all applicable Regulations and Orders in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         4.4 GOVERNMENTAL AUTHORITIES. The Purchaser has complied in all material respects with all applicable Regulations in connection with its execution, delivery and performance of this Agreement and the agreements and transactions contemplated hereby. The Purchaser is not required to submit any notice, report, or other filing with any governmental authority in connection with its execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. No authorization, consent, approval, exemption or notice is required to be obtained by the Purchaser in connection with the execution, delivery, and performance of this Agreement and the agreements and transactions contemplated hereby.

         4.5 NO BROKERS. The Purchaser has not employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from the Purchaser or from the Company or the Seller, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

         4.6 SECURITIES ACT. The Purchaser is acquiring the Company Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended (the "SECURITIES ACT"). The Purchaser acknowledges that the Company Shares have not been registered under the Securities Act or any applicable state securities law, and that such shares may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to applicable state securities laws and regulation as applicable.

The Purchaser is knowledgeable, sophisticated and experienced in business and financial matters of the type contemplated by this Agreement and is able to bear the economic risks associated with its investment regarding the Company. The Purchaser has been afforded access to information regarding the Company and its financial condition, operating results, properties, liabilities, operations and management sufficient to enable it to evaluate the risks and merits of its investment in the Company.

                                   ARTICLE V

                                OTHER AGREEMENTS

         The parties hereto further agree as follows:

         5.1 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations to consummate and make effective the transactions contemplated by this Agreement.

         5.2 AGREEMENT TO DEFEND. In the event any action, suit, proceeding or investigation is commenced after the Closing Date relating to periods prior to Closing, all the parties hereto agree to cooperate and defend against and respond thereto.

         5.3 CONSENTS. Without limiting the generality of SECTION 5.1, each of the parties hereto shall use commercially reasonable efforts to obtain all permits, authorizations, consents and approvals of all Persons and governmental authorities necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement.

         5.4 EMPLOYMENT AGREEMENTS. The Company shall terminate, effective no later than the Closing Date, any existing employment agreements between the Company and each of the Sellers and Jeff Price.

         5.5 PUBLIC ANNOUNCEMENTS. Neither the Purchaser, Sellers nor the Company nor any Affiliate, representative, employee, or shareholder of any of such Persons, shall disclose any of the terms of this Agreement to any third party (other than the Purchaser's advisors and lending group and the Seller's advisors) without the other party's prior consent unless required by any applicable law. The form, content and timing of any and all press releases, public announcements or publicity statements with respect to this Agreement or the transactions contemplated hereby shall be subject to the prior approval of the Purchaser. Notwithstanding the foregoing, and except for any disclosures under or pursuant to Federal or State securities laws in connection with the registration of TSI's securities or otherwise required by law, the initial press release or other public communication in connection with this transaction or any agreement pertaining hereto will not be made without the mutual agreement of the parties hereto after prior review of such proposed release. For purposes of this
SECTION 5.5, the individual identified in SECTION 8.4(A) hereof as the contact for the Sellers and the Company shall be permitted to consent on such persons' behalf.

         5.6 DELIVERIES AFTER CLOSING. If at any time after the Closing Date the Purchaser shall consider or be advised that any further deeds, assignments or assurances in law or in any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Purchaser (or the Company, as appropriate), the title to any property or rights of Sellers acquired or to be acquired by reason of, or as a result of, the acquisition, the Sellers agree that the Sellers shall (without expense to the Sellers) execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Company and otherwise to carry out the purpose of this Agreement.

         5.7 NON-COMPETITION COVENANT.

              (a) As a material and valuable inducement for the Purchaser to enter into this Agreement, pay and deliver the Purchase Price consideration and consummate the transactions provided for herein, during the "RESTRICTED PERIOD" (as hereinafter defined), each Seller agrees, unless otherwise permitted by TSI in writing, that he or she shall not, directly or indirectly, for himself, herself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

                  (i) market or sell cruise reservations directly or indirectly to individual consumers in North America (the "RESTRICTED TERRITORY");

                  (ii) solicit any person who is, at that time, or who has been within six months prior to that time, an employee, independent contractor, franchisee or consultant of TSI or any cruise reservation company owned by TSI (collectively with TSI, the "TSI ENTITIES" and each (including TSI), a "TSI ENTITY") for the purpose or with the intent of enticing such employee away from or out of the employ of any TSI Entity; or

                  (iii) solicit any person or entity which is, at that time, or which has been within one (1) year prior to that time, a customer of the Company.

              Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit such Seller from acquiring as an investment not more than five percent (5%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter; further the foregoing covenants shall not be deemed to prohibit any Seller from continuing to market and sell cruise reservations to corporations and other organizations in connection with incentive trips and meetings, which is an activity currently engaged in by Marketing Equities International, an affiliate of Sellers.

              (b) As used in this Agreement, the term "RESTRICTED PERIOD" shall mean and include a period of eighteen (18) months, from the Closing to the eighteenth (18th) month anniversary of the Closing.

              (c) In recognition of the substantial nature of such potential damages and the difficulty of measuring economic losses to TSI as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to TSI for which it would have no other adequate remedy, each Seller agrees that in the event of breach by such Seller of the foregoing covenant, TSI shall be entitled to specific performance of this provision and co-injunctive and other equitable relief, and that such Seller will be responsible for the payment of court costs and reasonable attorneys' fees incurred by TSI in seeking enforcement of the covenants set forth in this
         SECTION 5.7.

              (d) It is agreed by the parties that the foregoing covenants in this SECTION 5.7 impose a reasonable restraint on the Sellers in light of the activities and business of the TSI Entities and the Company on the date of the execution of this Agreement.

              (e) The covenants in this SECTION 5.7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall be reformed in accordance therewith.

              (f) All of the covenants in this SECTION 5.7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Sellers against TSI, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by TSI of such covenants. Further, this SECTION 5.7 shall survive the Closing. It is specifically agreed that the Restricted Period, during which the agreements and covenants of each Seller made in this SECTION 5.7 shall be effective, shall be computed by excluding from such computation any time during which such Seller is in violation of any provision of this SECTION 5.7.

         5.8 338(H)(10) ELECTION. The parties hereto agree that (i) the acquisition of the Company Shares will be a qualified stock purchase within the meaning of Section 338 of the Code, (ii) a Statement of Election (the "ELECTION") on Form 8023-A under Section 338(h)(10) of the Code shall be made, executed and filed timely with the appropriate authority and (iii) the Sellers shall be solely responsible for paying any taxes which may result from the Election and out of or as a consequence of the sale of the Company Shares by the Sellers to Purchaser pursuant to this Agreement. For purposes of allocation under Section 1060 of the Code for purposes of the Election, valuations will be made in accordance with the applicable provisions of the Code and Federal income tax regulations as determined by Purchaser and its independent advisors, whose determinations shall be binding on all parties. The Seller shall indemnify Purchaser (and its Affiliates) and hold Purchaser (and its Affiliates) harmless from any taxes, interest and penalties due in connection with, or resulting from, the Election.

         5.9 ACCESS TO COMPANY RECORDS. TSI shall grant to representatives of the Sellers reasonable access to the Company's corporate records for periods prior to the Closing Date for the purpose of Sellers' preparation of tax returns for the Company or the Sellers or for other legitimate purposes.

         5.10 SABRE/ARC AGREEMENT. Sellers shall cause their affiliate, Wyndham Travel Management, Ltd. to enter into an agreement with the Company regarding SABRE and ARC.

         5.11 PRIOR AGREEMENTS. Sellers and Purchaser agree that Purchaser shall not assume any financial obligations of the Company under any existing agreements between the Company and/or its Affiliates and Fishkin relating to the prior purchase by the Sellers and/or their Affiliates of the assets of the Company's Business (the "EXCLUDED LIABILITIES") and the Sellers shall be responsible for the Excluded Liabilities and shall indemnify Purchaser and the Company for any costs or liabilities incurred with respect thereto after the Closing. The Excluded Liabilities shall specifically include, but not be limited to, the financial and other contractual obligations pursuant to that certain promissory note, as amended, payable to Fishkin, the outstanding principal balance of which was approximately $1,230,000 as of February 25, 1998, and the "earn-out" payments due to Fishkin through 1998. Notwithstanding anything to the contrary contained herein, the Excluded Liabilities shall not include, and the Company shall continue to be obligated after the Closing for the following (collectively, the "Assumed Liabilities"): (i) that certain lease dated March 31, 1995, as amended, between Doranal, L.C. (an entity controlled by Fishkin) and the Company for the Company's general offices located at 4770 Biscayne Boulevard, Miami, Florida, 33137 (the "FACILITY LEASE"); (ii) that certain lease agreement dated December 15, 1997 between Doranal, L.C. and the Company; (iii) that certain Consulting Agreement dated October 1997 between the Company and Fishkin (the "FISHKIN CONSULTING AGREEMENT"); (iv) the guaranty of the Company's agreement with LeaseTech dated October 20, 1997; and (v) the agreement with Wyndham Jade regarding access to SABRE and ARC.

                                   ARTICLE VI

                                     CLOSING

         6.1 CLOSING. A closing of the transactions contemplated by this Agreement (the "CLOSING") shall be held simultaneously with the execution of this Agreement or on such other date which is mutually agreed upon in writing (the "CLOSING DATE") and shall be effective as of 12:01 a.m. on April 1, 1998.

         6.2 CLOSING DELIVERIES. At the Closing,

              (a) the Sellers and the Company shall deliver or cause to be delivered to the Purchaser:

                  (i) a certificate or certificates evidencing all of the
              Company Shares, duly endorsed for transfer with all necessary transfer stamps affixed, and all minute books and stock transfer records of the Company;

                  (ii) copies of all consents and approvals required (including
              UCC termination statements, releases of mortgages or other releases of Liens);

                  (iii) an Opinion of Company's Counsel substantially in the form attached hereto as EXHIBIT 6.2(A);

                  (iv) a certificate, signed by the secretary of the Company, as to the articles of incorporation and by-laws of the Company, the resolutions adopted by the board of directors and shareholders of the Company in connection with this Agreement, the incumbency of certain officers of the Company and the jurisdictions in which the Company is qualified to conduct business, in form reasonably acceptable to the Purchaser;

                  (v) certificates issued by the appropriate governmental
              authorities evidencing the good standing of the Company as of a date not more than 10 days prior to the Closing Date, as a corporation organized under the laws of the State of Florida;

                  (vi) Certificates of Insurance representing the Company's new policies of property, fire, liability, business interruption, workers' compensation insurance effective at Closing; and

                  (vii) such other certified resolutions, documents and
              certificates as are required to be delivered by the Sellers or the Company pursuant to the provisions of this Agreement.

              (b) The Purchaser shall deliver to the Sellers:

                  (i) the consideration (in the form of cash) required to be paid or delivered to the Seller at Closing in accordance with
              SECTION 2.1;

                  (ii) an Opinion of Purchaser's Counsel substantially in the form attached hereto as EXHIBIT 6.2(B); and

                  (iii) such other certified resolutions, documents and
              certificates as are required to be delivered by the Purchaser pursuant to the provisions of this Agreement.

                                   ARTICLE VII

                       SURVIVAL OF TERMS; INDEMNIFICATION

         7.1 SURVIVAL. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that (a) the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied; and (b) all representations and warranties shall survive and continue until:

                  (1) with respect to the representations and warranties in
              SECTIONS 3.15 (tax matters) and 3.17 (ERISA matters) and 3.19 (environmental matters), until sixty (60) days following the expiration of the applicable statute of limitations;

                  (2) with respect to the representations and warranties in
              SECTIONS 3.3 (capitalization), 3.5 (title to stock), and 3.6 (options and rights on capital stock), these representations shall survive and continue forever and without limitation; and

                  (3) with respect to all other representations and warranties,
              September 30, 1999, except for representations, warranties and indemnities for which an indemnification Claim shall be pending as of September 30, 1999, in which event such indemnities shall survive with respect to such Claim until the final disposition thereof.

         7.2  INDEMNIFICATION BY THE THE SELLER. Subject to this ARTICLE
VII, the Purchaser and its officers, directors, employees, shareholders, representatives and agents shall be indemnified and held harmless by the Sellers at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any of the following:

              (a) Any misrepresentation, breach or non-fulfillment of any representation, warranty, covenant or agreement on the part of the Sellers or the Company under this Agreement, or in any schedule or exhibit to this Agreement or from any misrepresentation in or omission from any certificate delivered by the Sellers or the Company hereunder at the Closing; and

              (b) The Excluded Liabilities.

         7.3  INDEMNIFICATION BY THE PURCHASER. Subject to this ARTICLE
VII, the Sellers and their heirs, assigns, representatives and agents shall be indemnified and held harmless by the Purchaser, at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any misrepresentation, breach or non-fulfillment of representation, warranty, covenant or agreement on the part of the Purchaser under this Agreement, or in any schedule or exhibit to this Agreement or from any misrepresentation in or omission from any certificate delivered by the Purchaser hereunder at the Closing and the Assumed Liabilities.

         7.4 DEDUCTIBLE. Notwithstanding the foregoing provisions of this
ARTICLE VII, except for the next succeeding sentence of this SECTION 7.4, no indemnification pursuant to this ARTICLE VII shall be required of an indemnifying party hereunder unless and until the aggregate amount due the indemnified party for all Claims under this ARTICLE VII shall exceed $75,000 (the "DEDUCTIBLE"), and then only to the extent of the aggregate amount of such Claims in excess of the Deductible. Notwithstanding the foregoing, no Claim (regardless of amount) that arises out of a breach of any of the representations or warranties contained in SECTIONS 3.3 (capital stock), 3.5 (title to Stock),
3.6 (options and rights on capital stock), 3.15 (tax matters) and 3.17 (ERISA) shall at any time be subject to the Deductible.

         7.5 MAXIMUM LIABILITY. Notwithstanding the foregoing provisions of this
ARTICLE VII, the maximum liability of Sellers in connection with any and all Claims for indemnification or breach or violation of representations or warranties under this Agreement or otherwise with respect to this transaction shall be the Purchase Price. The Purchaser's maximum liability shall be equal to the total maximum liability of the Sellers on the date any Claim is made hereunder.

         7.6 THIRD-PARTY CLAIMS. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third-party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the "INDEMNITEE") of notice of the commencement of any (a) Tax audit or proceeding for the assessment of Tax by any taxing authority or any other proceeding likely to result in the imposition of a Tax liability or obligation or (b) any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the "INDEMNITOR") is, or may be, required under this Agreement to indemnify such indemnitee, the indemnitee will, if a Claim thereon is to be, or may be, made against the indemnitor, promptly notify the indemnitor in writing of the commencement or assertion thereof and give the indemnitor a copy of such Claim, process and all legal pleadings. The indemnitor shall have the right to participate in the defense of such action with counsel of reputable standing. After notice of a Claim, the indemnitor shall have the right to assume the defense of such action, with counsel reasonably satisfactory to the indemnitee, unless such action (i) may reasonably be expected to result in injunctions or other equitable remedies in respect of the indemnitee or its business; (ii) may reasonably be expected to result in liabilities which, taken with other then existing Claims under this ARTICLE VII, would not be fully indemnified hereunder; or (iii) may reasonably be expected to have a material adverse impact on the business or financial condition of the indemnitee after the Closing Date (including an effect on the Tax liabilities, earnings or ongoing business relationships of the indemnitee). The indemnitor and the indemnitee shall cooperate in the defense of such Claims. In the case that the indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the indemnitee shall make available to the indemnitor all relevant records and take such other action and sign such documents as are necessary to defend such audit, assessment or other proceeding in a timely manner. If the indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the indemnitor has agreed to indemnify the indemnitee under this Agreement, the indemnitor shall promptly reimburse the indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including legal fees and expenses) incurred by such indemnitee in connection with such obligation or liability subject to this ARTICLE VII.

             Prior to paying or settling any Claim against which an indemnitor is, or may be, obligated under this Agreement to indemnify an indemnitee, the indemnitee must first supply the indemnitor with a copy of a final court judgment or decree holding the indemnitee liable on such claim or failing such judgment or decree, and must first receive the written approval of the terms and conditions of such settlement from the indemnitor. An indemnitor shall have the right to settle any Claim against it, subject to the prior written approval of the indemnitee, which approval shall not be unreasonably withheld.

             An indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the indemnitee unless (a) the employment of such counsel shall have been authorized in writing by the indemnitor in connection with the defense of such action or Claim, (b) the indemnitor shall not have employed, or is prohibited under this
SECTION 7.6 from employing, counsel in the defense of such action or Claim, or
(c) such indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the indemnitor, in any of which events such reasonable fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the indemnitor.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

         8.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented only by a written agreement signed by the Company, the Purchaser and the Sellers.

         8.2 ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits hereto and the documents, annexes, attachments, certificates and instruments referred to herein and therein, embodies the entire agreement and understanding of the parties hereto in respect of the agreements and transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

         8.3 CERTAIN DEFINITIONS.

             "AFFILIATE" means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person, (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities, (c) any Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such Person,
         (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person's affairs, (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person.

             "AUTHORITY" means any governmental, regulatory or administrative body, agency, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory agency, arbitrator authority, whether international, national, federal, state or local.

             "CLAIM" means any action, claim, obligation, liability, expense, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise, whether pursuant to contractual obligations or otherwise.

             "CONTRACT" means any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral.

             "ENVIRONMENTAL LAW" means any Regulation, Order, settlement agreement or governmental requirement, which relates to or otherwise imposes liability or standards of conduct concerning mining or reclamation of mined land, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous wastes, substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "Superlien" law, and any other similar Federal, state or local statutes.

             "ENVIRONMENTAL PERMIT" shall mean Permits, certificates, approvals, licenses and other authorizations relating to or required by Environmental Law.

             "GAAP" means United States generally accepted accounting principles, applied on a consistent basis.

             "LIEN" means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, restriction or interest of another Person of any kind or nature.

             "MATERIAL ADVERSE CHANGE" means any development or change which has, had or would have a Material Adverse Effect.

             "MATERIAL ADVERSE EFFECT" means any circumstances, state of facts or matters which has a material adverse effect in respect of TSI's or the Company's (as the case may be) business, operations, properties, assets, financial condition or results of operations based on TSI or the Company (as the case may be) taken as a whole.

             "ORDER" means any decree, consent decree, judgment, award, order, injunction, or rule of or by an Authority.

             "PERSON" means any corporation, partnership, joint venture, company, syndicate, organization, association, trust, entity, Authority or natural person.

             "PROPRIETARY RIGHTS" means any patent, patent application, copyright, trademark, trade name, service mark, service name, trade secret, know-how, confidential information or other intellectual property or proprietary rights.

             "REGULATION" means any law, statute, rule, regulation, ordinance, requirement or other binding action of or by an Authority.

             "SUBSIDIARY" means any Person which the Purchaser or the Company, as the case may be, owns, directly or indirectly, 50% or more of the outstanding stock or other equity interests.

         8.4 NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, two business days after mailing first class certified mail with postage paid, or by overnight receipted courier service:

              (a) If to the Sellers or the Company, to:

                  Wyndham Jade
                  6400 International Parkway
                  Suite 2500
                  Plano, Texas 75093
                  Attention:  L. Sue Trizila, President

                  with a copy to:

                  Baker & Botts, LLP
                  2110 Ross Avenue
                  Dallas, Texas 75201-2916
                  Attention:  John Martin, Esq.

                  or to such other person or address as the Sellers or the Company shall furnish by notice to the Purchaser in writing.

              (b) If to the Purchaser to:

                  Travel Services International, Inc.
                  220 Congress Park Drive
                  Delray Beach, Florida 33445
                  Attention:       Michael J. Moriarty
                                   President and Chief Operating Officer

                  with a copy to:

                  Travel Services International, Inc.
                  220 Congress Park Drive
                  Delray Beach, Florida 33445
                  Attention:       Suzanne B. Bell, Esq.
                                   Senior Vice President and General Counsel

                  with a further copy to:

                  Greenberg Traurig Hoffman
                    Lipoff Rosen & Quentel, P.A.
                  515 E. Las Olas Boulevard, Suite 1500
                  Fort Lauderdale, Florida  33301
                  Attn:  Daniel H. Aronson, Esq.

                  or to such other person or address as the Purchaser shall furnish by notice to the Seller in writing.

         8.5 EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to in this Agreement are attached hereto and incorporated herein by this reference.

         8.6 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any of the parties hereto without the prior written consent of the other parties, except that the Purchaser may assign its rights, interests and obligations hereunder to any wholly-owned Subsidiary, without the prior approval of the Sellers.

         8.7 GOVERNING LAW. The Agreement shall be governed by the internal laws of the State of Florida as to all matters, including but not limited to matters of validity, construction, effect and performance.

         8.8 CONSENT TO JURISDICTION; SERVICE OF PROCESS. The Company and the Seller hereby irrevocably submit to the jurisdiction of the state or federal courts located in Broward County,

Florida in connection with any suit, action or other proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

         8.9 INJUNCTIVE RELIEF. The parties hereto agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

         8.10 HEADINGS. The article, section and other headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement (or any provision hereof).

         8.11 PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular forms of nouns, pronouns, and verbs include the plural and vice versa.

         8.12 DEALINGS IN GOOD FAITH; COMMERCIALLY REASONABLE EFFORTS. Each party hereto agrees to act in good faith with respect to the other party in exercising its rights and discharging its obligations under this Agreement. Each party further agrees to use commercially reasonable efforts to ensure that the purposes of this Agreement are realized and to take all further steps as are reasonably necessary to implement the provisions of this Agreement. Each party agrees to execute, deliver and file any document or instrument necessary or advisable to realize the purposes of this Agreement.

         8.13 BINDING EFFECT. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement and each of their respective successors and permitted assigns.

         8.14 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

         8.15 EXCLUSIVITY OF REMEDIES. The parties hereto agree and acknowledge that it is their explicit intent that the Indemnification provisions set forth in ARTICLE VII hereof shall be the sole and exclusive remedy of the parties after the Closing for the misrepresentation, breach or non-fulfillment of any representation, warranty, covenant, obligation, condition or agreement to be performed or fulfilled by the other parties hereto; PROVIDED THAT, the parties hereto agree and acknowledge that the Purchaser may also seek and receive equitable relief for any breach or non-fulfillment by Sellers of the provisions of SECTION 5.7 (non-competition); and, PROVIDED FURTHER THAT, the Indemnification provisions set forth in ARTICLE VII shall NOT be the sole and exclusive remedy in a cause of action for fraud by any party hereto.

         8.16 SEVERABILITY. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         8.17 EXPENSES. All fees, costs and expenses (including, without limitation, legal, auditing and accounting fees, costs and expenses) incurred in connection with considering, pursuing, negotiating, documenting or consummating this Agreement and the transactions contemplated hereby shall be borne and paid solely by the party incurring such fees, costs and expenses.

         8.18 ATTORNEYS' FEES. If any party to this Agreement seeks to enforce the terms and provisions of this Agreement, then the prevailing party in such action shall be entitled to recover from the losing party all costs in connection with such action, including without limitation reasonable attorneys' fees, expenses and costs incurred with respect to trials, appeals and collection.

         8.19 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         * * * THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK* * *

         IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement the date first hereinabove set forth.

                             PURCHASER:

                             TRAVEL SERVICES INTERNATIONAL, INC.

                             By: /S/ MICHAEL J. MORIARTY
                                 -----------------------
                             Michael J. Moriarty
                             President and Chief
                             Operating Officer

                             SELLERS:

                             /S/ LUCY BILLINGSLEY
                             --------------------
                             LUCY BILLINGSLEY

                             /S/ HENRY BILLINGSLEY
                             ---------------------
                             HENRY BILLINGSLEY

                             THE ANNE SUMNER BILLINGSLEY 1993 INVESTMENT TRUST

                             By:/S/ DONNA KNOX ROHLING
                                ----------------------
                             Name: Donna Knox Rohling
                             Title:   Trustee

                             THE GEORGE HARLAN BILLINGSLEY 1993 INVESTMENT TRUST

                             By: CHARLES G. DYER
                                 ---------------
                             Name: Charles G. Dyer
                             Title:   Trustee

                             THE LUCY PAIGE BILLINGSLEY 1993 INVESTMENT TRUST

                             By:/S/ DONNA KNOX ROHLING
                                ----------------------
                             Name: Donna Knox Rohling
                             Title:   Trustee

                             THE TRAMMELL CROW BILLINGSLEY 1993 INVESTMENT TRUST

                             By: CHARLES G. DYER
                                 ---------------
                             Name: Charles G. Dyer
                             Title:   Trustee

                             COMPANY:

                             THE CRUISE LINE, INC.

                             By: /S/ LUCY BILLINGSLEY
                                 --------------------
                             Name: Lucy Billingsley
                             Title:  Chief Executive Officer